Exhibit 99.1

MoneyLion Appoints Leading Bank Executive Brad Hanson as Director and Audit Committee Chair

NEW YORK -- July 16, 2024 -- MoneyLion Inc. (“MoneyLion”) (NYSE: ML), a digital ecosystem for consumer finance that empowers everyone to make their best financial decisions, today announced that its Board of Directors has elected Brad Hanson, formerly President and Chief Executive Officer of Pathward Financial, Inc. (f/k/a Meta Financial Group, Inc.) (Nasdaq: CASH), to its Board of Directors and as Chair of the Audit Committee, effective as of July 15. Hanson will fill the remaining term of former Audit Committee Chair Jeff Gary, who is stepping down from the Board of Directors.

“We are thrilled to welcome Brad to MoneyLion’s Board of Directors and as the Chair of the Audit Committee,” said John Chrystal, Chair of MoneyLion’s Board of Directors. “Brad brings decades of experience in the financial services industry, with a track record of proven leadership at Pathward.”

“Brad is a well-regarded fintech industry pioneer with extensive financial expertise and business acumen,” added Dee Choubey, Chief Executive Officer and director of MoneyLion. “With his deep understanding of the fintech ecosystem and relationships throughout the industry, Brad will be an invaluable resource in guiding our strategic initiatives and building continued growth and success in our two-sided consumer finance marketplace. I’ve long admired Brad’s profound commitment to financial inclusion and innovation, and look forward to working with him on MoneyLion’s Board of Directors to further improve national financial literacy and access.”

Hanson joins MoneyLion as it builds the first digital ecosystem for consumer finance. Blending an expansive offering of first- and third-party products, a suite of personalized financial tools and educational content, its innovative embedded finance marketplace solutions and advanced data-driven insights, MoneyLion is seeking to transform how consumers make their financial decisions and how businesses acquire and engage customers.

“I’m excited to join a company at an inflection point in its growth,” said Hanson. “Having spent my career at Pathward building cutting-edge solutions for its fintech partners, I’m confident that I can help MoneyLion navigate the evolving landscape in the financial services industry and identify opportunities for growth while upholding MoneyLion’s highest standards of governance and integrity. I’m also honored to align with MoneyLion’s mission, as it has long been one of my goals through my work with Operation HOPE and others to address the challenges faced by underserved consumers by providing access to innovative financial solutions. I look forward to working with my fellow Board members and the talented leadership team at MoneyLion and contributing to our collective success.”

Hanson joins MoneyLion’s Board of Directors, led by Chair John Chrystal, former Vice Chairman of Bancorp, which includes Dee Choubey; Dwight Bush, former U.S. Ambassador to Morocco; Matt Derella, Chief Executive Officer of Catalyte and former Chief Customer Officer for Twitter; Lisa Gersh, former Chief Executive Officer of Martha Stewart Living Omnimedia, Inc. and co-founder of Oxygen Media; Annette Nazareth, former SEC Commissioner; Michael Paull, Chief Executive Officer of RBmedia and former President of Disney Streaming; and Chris Sugden, Managing Partner of Edison Partners.

Chrystal further said, “On behalf of the Board and the MoneyLion team, I want to thank Jeff Gary for his service and dedication to the company. During his time as our Audit Committee Chair, MoneyLion experienced transformational growth, building its enterprise businesses and delivering significant value for shareholders. We wish him all the best in his future endeavors.”

About Brad Hanson

Brad Hanson has more than 30 years of experience in financial services, including numerous banking, card industry and technology-related capacities. Hanson previously served as President and Chief Executive Officer of Pathward Financial, Inc. (f/k/a Meta Financial Group) until his retirement in 2021. Hanson began his banking career at BankFirst, which later became The Bancorp, Inc., where he started a mortgage lending division and later a payment card division that became one of the largest in the country. Hanson is a founding member of the Network Branded Prepaid Card Association and played a significant role in the growth and development of the prepaid card industry. Hanson serves on several boards of directors, including Cashless, Inc. (d/b/a Ready Credit), Source, Inc. (and the related companies of Help WorldWide and International Clearinghouse, Inc.), Neighborli, Inc. and Bankaool, as well as several 501(c)(3) non-profit organizations, including Operation HOPE.

About MoneyLion

MoneyLion is a leader in financial technology powering the next generation of personalized products, content and marketing technology, with a top consumer finance super app, a premier embedded finance platform for enterprise businesses and a world-class media arm. MoneyLion’s mission is to give everyone the power to make their best financial decisions. We pride ourselves on serving the many, not the few; providing confidence through guidance, choice, and personalization; and shortening the distance to an informed action. In our go-to money app for consumers, we deliver curated content on finance and related topics, through a tailored feed that engages people to learn and share. People take control of their finances with our innovative financial products and marketplace - including our full-fledged suite of features to save, borrow, spend, and invest - seamlessly bringing together the best offers and content from MoneyLion and our 1,100+ Enterprise Partner network, together in one experience.

MoneyLion’s enterprise technology provides the definitive search engine and marketplace for financial products, enabling any company to add embedded finance to their business, with advanced AI-backed data and tools through our platform and API. Established in 2013, MoneyLion connects millions of people with the financial products and content they need, when and where they need it.

For more information about MoneyLion, please visit www.moneylion.com. For information about Engine by MoneyLion for enterprise businesses, please visit www.engine.tech. For investor information and updates, visit investors.moneylion.com and follow @MoneyLionIR on X.

Contacts

MoneyLion Investor Relations

ir@moneylion.com

MoneyLion Communications

pr@moneylion.com